AMERICAN RENAL ASSOCIATES HOLDINGS, INC. ANNOUNCES FOURTH QUARTER 2016 RESULTS

BEVERLY, MA (March 7, 2017) - American Renal Associates Holdings, Inc. (NYSE: ARA) (“ARA” or the “Company”), a leading provider of outpatient dialysis services, today announced financial and operating results for the quarter and year ended December 31, 2016.

Certain metrics, including those expressed on an adjusted basis, are Non-GAAP financial measures   (See “Use of Non-GAAP Financial Measures” and the reconciliation tables further below).

Fourth Quarter 2016 Highlights (all percentage changes compare Q4 2016 to Q4 2015 unless noted):

•	Net patient service operating revenues increased 14% to $199.1 million;

•	Net income (loss) attributable to American Renal Associates Holdings, Inc. was $(7.1) million or $(0.02) per share as compared to $6.8 million or $0.30 per share in Q4 2015;

•	Adjusted EBITDA less noncontrolling interests (“Adjusted EBITDA-NCI”) increased 3.4% to $32.2 million;

•	Adjusted net income attributable to American Renal Associates Holdings, Inc. was $8.7 million or $0.26 per share for the fourth quarter of 2016;

•	Total dialysis treatments increased 11.4%, of which 10.3% was non-acquired growth (“NAG”); and

•	As of December 31, 2016, the Company operated 214 outpatient dialysis centers serving approximately 14,500 patients.

Joseph (Joe) Carlucci, Chairman and Chief Executive Officer, said, “I am proud of the collective efforts of the ARA team during 2016. ARA’s dedicated staff remained focused on our Company’s first priority – delivering the highest quality patient care. We ended 2016 with very low dialysis clinic staff turnover of 6.9%, physician satisfaction rates that put ARA in the 99th percentile of health care organizations according to Press Ganey data, and very strong performance in the Centers for Medicare & Medicaid Services (CMS) end stage renal disease (ESRD) Quality Incentive Program (QIP). According to data recently released by CMS, only 10.9% of ARA’s dialysis facilities will receive reductions under the 2017 ESRD QIP payment year as compared to 19.4% for the industry overall.”

“Our differentiated partnership model allows us to deliver high quality dialysis care in an integrated and coordinated manner with our physician partners. We opened 20 new de novo clinics and ended the year with a pipeline of 33 signed clinics at December 31, 2016. Our pipeline continues to be strong and reflects the growing acceptance of our operating philosophy within the nephrology community,” continued Carlucci.

Financial and operating highlights include:

Revenue: Net patient service operating revenues for the fourth quarter of 2016 were $199.1 million, an increase of 14.3% as compared to $174.2 million for the prior-year period due to treatment growth and changes in payor mix, primarily related to an increase in patients covered by Affordable Care Act-compliant individual marketplace plans (both on-exchange and off-exchange) (“ACA Plans”). Net patient service operating revenues for the year ending December 31, 2016 were $749.8 million, an increase of 14.8% as compared to $653.0 million for the prior-year period.

Treatment Volume: Total dialysis treatments for the fourth quarter of 2016 were 530,346, representing an increase of 11.4% over the fourth quarter of 2015. Non-acquired treatment growth was 10.3% and acquired treatment growth was 1.1% for the fourth quarter of 2016.

Center Activity: As of December 31, 2016, the Company provided services at 214 outpatient dialysis centers serving 14,590 patients. During the fourth quarter of 2016, we opened seven de novo clinics. As of December 31, 2016, we had 33 signed de novo clinics scheduled to open in the future.

Net income, Net income attributable to noncontrolling interests, Net income attributable to American Renal Associates Holdings, Inc., Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests:

	(Unaudited)
	Three Months Ended December 31,		Increase (Decrease)
(in thousands, except per share amounts)	2016	2015	Amount	Percentage Change*
Net income	$16,560	$27,720	$(11,160)	(40.3)%
Net income attributable to noncontrolling interests	(23,679)	(20,878)	2,801	13.4%
Net income (loss) attributable to ARA	(7,119)	6,842	(13,961)	NM
Non-GAAP financial measures**:
Adjusted EBITDA	$55,880	$52,012	$3,868	7.4%
Adjusted EBITDA less noncontrolling interests	$32,201	$31,134	$1,067	3.4%

	(Unaudited)
	Year Ended December 31,		Increase (Decrease)
(in thousands, except per share amounts)	2016	2015	Amount	Percentage Change*
Net income	$88,205	$93,077	$(4,872)	(5.2)%
Net income attributable to noncontrolling interests	(88,590)	(74,232)	14,358	19.3%
Net income (loss) attributable to ARA	(385)	18,845	(19,230)	NM
Non-GAAP financial measures**:
Adjusted EBITDA	$212,172	$188,055	$24,117	12.8%
Adjusted EBITDA less noncontrolling interests	$123,582	$113,823	$9,759	8.6%

_________________________________

________________________
*	NM – Not Meaningful
**	See reconciliation of Non-GAAP Financial Measures.

Operating Expenses: Patient care costs for the fourth quarter of 2016 were $121.1 million, or 60.8% (or 59.9% excluding the Modification and Other Stock Compensation Expense described below), of net patient service operating revenues as compared to $102.6 million, or 58.9%, of net patient service operating revenues in the prior-year period. General and administrative expenses were $40.8 million, or 20.5% (or 12.2% excluding the Modification and Other Stock Compensation Expense, and Executive Severance Expense described below), of net patient service operating revenues as compared to $20.6 million, or 11.8%, of net patient service operating revenues in the prior-year period. Patient care costs and general and administrative expenses for the fourth quarter of 2016 include $1.9 million and $14.9 million, respectively, of stock-based compensation related to modification of options and other transactions at the time of the Company’s initial public offering (the “Modification and Other Stock Compensation Expense”). General and administrative expenses for the fourth quarter of 2016 also include $1.65 million of executive severance expense primarily associated with the departure of the Company’s former Chief Operating Officer, effective December 31, 2016.

Patient care costs for the year ended December 31, 2016 were $452.4 million, or 60.3% (or 59.6% excluding the Modification and Other Stock Compensation Expense), of net patient service operating revenues as compared to $390.9 million, or 59.9%, of net patient service operating revenues in the prior-year period. General and administrative expenses during the year ended December 31, 2016 were $127.6 million, or 17.0% (or 12.3% excluding the Modification and Other Stock Compensation Expense, and Executive Severance Expense), of net patient service operating revenues as compared to $77.3 million, or 11.8%, of net patient service operating revenues in the prior-year period. Patient care costs and general and administrative expenses for the year ended December 31, 2016 include $5.2 million and $32.0 million, respectively, of Modification and Other Stock Compensation Expense. General and administrative expenses for the year ended December 31, 2016 also include $1.65 million of executive severance expense, as described above.

Cash Flow: Cash provided by operating activities for the fourth quarter of 2016 was $30.3 million as compared to $29.1 million in the prior-year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests (see reconciliation of Non-GAAP Financial Measures) for the fourth quarter of 2016 was $2.8 million as compared to $9.6 million in the prior-year period. Total capital expenditures for the fourth quarter of 2016 were $14.8 million as compared to $8.4 million in the prior-year period. Capital expenditures for the fourth quarter of 2016 included $4.5 million for maintenance and $10.3 million for expansions and new clinic development.

Cash provided by operating activities for the year ended December 31, 2016 was $172.2 million as compared to $133.6 million in the prior-year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests (see reconciliation of Non-GAAP Financial Measures) for the year ended December 31, 2016 was $80.0 million as compared to $56.6 million in the prior-year period. Total capital expenditures for the year ended December 31, 2016 were $61.4 million as compared to $46.3 million in the prior-year period. Capital expenditures for the year ended December 31, 2016 included $13.0  million for maintenance and $48.4 million for expansions and new clinic development.

Balance Sheet: At December 31, 2016, the Company’s balance sheet included consolidated cash of $100.9 million and consolidated debt of $570.3 million, including the current portion of long-term debt. Excluding clinic-level debt not guaranteed by ARA and clinic-level cash not owned by ARA, Adjusted owned net debt (see reconciliation of Non-GAAP Financial Measures) was $502.7 million at December 31, 2016. Adjusted owned net debt to last twelve months Adjusted EBITDA less NCI leverage ratio was 3.5x at December 31, 2016. As of December 31, 2016, net patient accounts receivable were $81.1 million and DSO for the period was 37 days as compared to 37 days for the three months ended September 30, 2016.

Certain Factors Expected to Impact 2017 Adjusted EBITDA less NCI:

The Company expects 2017 Adjusted EBITDA less NCI to be lower than in 2016, due primarily to the impact from an estimated decline of approximately $25 million related to reductions from Affordable Care Act-compliant individual marketplace plans (both on-exchange and off-exchange) (“ACA Plans”), as compared to 2016, for patients who also received charitable premium assistance. The estimated $25 million decline from 2016 Adjusted EBITDA less NCI takes ARA’s weighted average dialysis facility ownership into account, and represents an increase of approximately $1 million to the Company’s prior estimate. In addition to this $25 million impact described above, the Company believes 2017 Adjusted EBITDA less NCI could be impacted by other headwinds, including Medicare rebasing, in which Medicare ESRD PPS updates are not keeping pace with the inflationary effects on our operating costs, as well as potential pressure on commercial mix and rate, including challenges from commercial payors or any regulatory changes leading to changes in the ability of patients with other commercial insurance coverage to receive charitable premium assistance. These factors could be partially offset by certain tailwinds, including non-acquired treatment growth and expected efficiencies from better resource productivity and potential opportunities with our clinic footprint, although we expect the benefit of these operating initiatives to be more back-half weighted during 2017.

The Company’s 2017 Adjusted EBITDA less NCI is expected to exclude severance costs, certain legal costs, and other future potential costs, which could include potential closure and consolidation costs, to the extent they occur during 2017.

Conference Call

American Renal Associates Holdings, Inc. will hold a conference call to discuss this release on Wednesday, March 8, 2017, at 9:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call by dialing (877) 407-8029, or for international callers (201) 689-8029, or may listen over the Internet by going to the Investor Relations section at www.ir.americanrenal.com. For those who cannot listen to the live broadcast, a replay will be available and can be accessed by dialing (877) 660-6853, or for international callers (201) 612-7415. The conference ID for the live call and the replay is 13652864.

About American Renal Associates

American Renal Associates Holdings, Inc. (NYSE: ARA) is a leading provider of outpatient dialysis services in the United States. As of December 31, 2016, ARA operated 214 dialysis clinic locations in 25 states and the District of Columbia serving approximately 14,500 patients with end stage renal disease. ARA operates exclusively through a physician partnership model, in which it partners with approximately 380 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing best practices management services. For more information about American Renal Associates, visit www.americanrenal.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which have been included in reliance of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, which may cause our actual results to differ materially from those projected by such forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties, including but not limited to those risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC that may cause actual results to differ materially from those that we expected.

Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among others, the following:

•

decline in the number of patients with commercial insurance, including as a result of changes to the healthcare exchanges or changes in regulations or enforcement of regulations regarding the healthcare exchanges and challenges from commercial payors or any regulatory changes leading to changes in the ability of patients with commercial insurance coverage to receive charitable premium support;

•	decline in commercial payor reimbursement rates;

•	the ultimate resolution of the Centers for Medicare and Medicaid Services’ (“CMS”) Interim Final Rule published December 14, 2016 related to dialysis facilities Conditions for Coverage (CMS 3337-IFC);

•	reduction of government-based payor reimbursement rates or insufficient rate increases or adjustments that do not cover all of our operating costs;

•	our ability to successfully develop de novo clinics, acquire existing clinics and attract new physician partners;

•	our ability to compete effectively in the dialysis services industry;

•	the performance of our joint venture subsidiaries and their ability to make distributions to us;

•

changes to the Medicare ESRD program that could affect reimbursement rates and evaluation criteria, as well as changes in Medicaid or other non-Medicare government programs or payment rates, including the ESRD PPS final rule for 2017 issued on October 28, 2016;

•	federal or state healthcare laws that could adversely affect us;

•

our ability to comply with all of the complex federal, state and local government regulations that apply to our business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting;

•	heightened federal and state investigations and enforcement efforts;

•	the impact of the litigation by affiliates of United Health Group, Inc., the Securities and Exchange Commission inquiry, the Department of Justice inquiry, securities litigation and related matters;

•	changes in the availability and cost of ESAs and other pharmaceuticals used in our business;

•	development of new technologies that could decrease the need for dialysis services or decrease our in-center patient population;

•	our ability to correctly estimate the amount of revenues that we recognize in a reporting period;

•	our ability to timely and accurately bill for our services and meet payor billing requirements;

•

claims and losses relating to malpractice, professional liability and other matters; the sufficiency of our insurance coverage for those claims and rising insurances costs; and any negative publicity or reputational damage arising from such matters;

•	loss of any members of our senior management;

•	damage to our reputation or our brand and our ability to maintain brand recognition;

•	our ability to maintain relationships with our medical directors and renew our medical director agreements;

•	shortages of qualified skilled clinical personnel, or higher than normal turnover rates;

•	competition and consolidation in the dialysis services industry;

•	deteriorations in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets;

•	the participation of our physician partners in material strategic and operating decisions and our ability to favorably resolve any disputes;

•	our ability to honor obligations under the joint venture operating agreements with our physician partners were they to exercise certain put rights and other rights;

•	unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information;

•	our ability to meet our obligations and comply with restrictions under our substantial level of indebtedness; and

•	the ability of our principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control our corporate decisions.

The forward-looking statements made in this press release are made only as of the date of the hereof. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. More information about potential factors that could affect our business and financial results is included in our filings with the SEC.

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this press release, the Company has presented the following Non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA less noncontrolling interests (NCI), Adjusted net income attributable to American Renal Associates Holdings, Inc., Adjusted cash provided by operating activities and Adjusted owned net debt, which exclude various items detailed in the attached “Reconciliation of Non-GAAP Financial Measures”.

These Non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. Please see “Reconciliation of Non-GAAP Financial Measures” for additional reasons for why these measures are provided.

American Renal Associates Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(dollars in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Patient service operating revenues	$200,980	$175,386	$756,329	$657,505
Provision for uncollectible accounts	(1,866)	(1,175)	(6,562)	(4,524)
Net patient service operating revenues	199,114	174,211	749,767	652,981
Operating expenses:
Patient care costs	121,100	102,606	452,449	390,949
General and administrative	40,831	20,587	127,631	77,250
Transaction-related costs	—	(19)	2,239	2,086
Depreciation and amortization	9,246	9,004	33,862	31,846
Certain legal matters	2,737	—	6,779	—
Total operating expenses	173,914	132,178	622,960	502,131
Operating income	25,200	42,033	126,807	150,850
Interest expense, net	(7,362)	(10,761)	(35,933)	(45,400)
Loss on early extinguishment of debt	—	—	(4,708)	—
Income tax receivable agreement income (expense)	(3,444)	—	1,286	—
Income before income taxes	14,394	31,272	87,452	105,450
Income tax expense (benefit)	(2,166)	3,552	(753)	12,373
Net income	16,560	27,720	88,205	93,077
Less: Net income attributable to noncontrolling interests	(23,679)	(20,878)	(88,590)	(74,232)
Net income (loss) attributable to ARA	$(7,119)	$6,842	$(385)	$18,845

Earnings (loss) per share:
Basic	$(0.02)	$0.31	$(0.28)	$0.85
Diluted	$(0.02)	$0.30	$(0.28)	$0.83
Weighted-average number of common shares outstanding
Basic	30,889,677	22,209,251	28,118,673	22,153,451
Diluted	30,889,677	22,790,026	28,118,673	22,707,874
Cash dividends declared per share*	$—	$—	$1.30	$—

_____________________________________

*	Paid to shareholders prior to the Company’s initial public offering.

American Renal Associates Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(dollars in thousands except for share data)

	December 31, 2016	December 31, 2015
Assets
Cash	$100,916	$90,988
Accounts receivable, less allowance for doubtful accounts of $8,726 and $7,435 at December 31, 2016 and 2015, respectively	81,127	76,919
Inventories	4,676	4,291
Prepaid expenses and other current assets	18,498	18,863
Income tax receivable	5,163	2,686
Total current assets	210,380	193,747
Property and equipment, net	170,118	142,701
Intangible assets, net	25,626	25,662
Other long-term assets	6,753	6,850
Goodwill	573,147	569,318
Total assets	$986,024	$938,278
Liabilities and Equity
Accounts payable	$31,127	$22,571
Accrued compensation and benefits	29,103	22,504
Accrued expenses and other current liabilities	45,286	26,788
Current portion of long-term debt	48,274	25,610
Total current liabilities	153,790	97,473
Long-term debt, less current portion	522,058	657,372
Income tax receivable agreement payable	21,200	—
Other long-term liabilities	11,670	9,483
Deferred tax liabilities	1,278	15,029
Total liabilities	709,996	779,357
Commitments and contingencies
Noncontrolling interests subject to put provisions	130,365	108,211
Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued
Common stock, $0.01 par value, 300,000,000 and 29,770,000 shares authorized, 30,894,962 and 22,213,967 issued and outstanding at December 31, 2016 and 2015, respectively	184	98
Additional paid-in capital	95,062	—
Receivable from noncontrolling interests	(544)	(529)
Accumulated deficit	(128,646)	(128,261)
Accumulated other comprehensive (loss) income, net of tax	(100)	(501)
Total American Renal Associates Holdings, Inc. deficit	(34,044)	(129,193)
Noncontrolling interests not subject to put provisions	179,707	179,903
Total equity	145,663	50,710
Total liabilities and equity	$986,024	$938,278

American Renal Associates Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
Operating activities	2016	2015	2016	2015
Net income	$16,560	$27,720	$88,205	$93,077
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9,246	9,004	33,862	31,846
Amortization of discounts, fees and deferred financing costs	163	737	2,595	2,888
Noncash loss on early extinguishment of debt	—	—	4,708	—
Stock-based compensation	17,047	391	40,285	1,400
Excess tax benefits from stock option exercises	—	(4,147)	—	(4,147)
Deferred taxes	(5,510)	1,904	(14,018)	5,003
Income tax receivable agreement income	3,444	—	(1,286)	—
Non-cash charge related to interest rate swap	(16)	(746)	473	86
Non-cash rent charges	427	173	2,191	917
Loss on disposal of assets	857	—	857	—
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,874)	(270)	(4,208)	(5,987)
Inventories	(208)	431	(385)	538
Prepaid expenses and other current assets	(6,055)	(4,585)	(7,226)	(843)
Other assets	(263)	(1,066)	(219)	(966)
Accounts payable	7,850	(377)	8,556	519
Accrued compensation and benefits	11	(4,999)	6,599	4,032
Accrued expenses and other liabilities	(9,371)	4,906	11,222	5,232
Cash provided by operating activities	30,308	29,076	172,211	133,595
Investing activities
Purchases of property and equipment	(14,773)	(8,376)	(61,432)	(46,273)
Cash paid for acquisitions	(40)	(2,042)	(4,507)	(2,642)
Cash used in investing activities	(14,813)	(10,418)	(65,939)	(48,915)
Financing activities
Proceeds from issuance of common stock sold in initial public offering, net of underwriting discounts and offering expense	—	—	175,254	—
Proceeds from issuance of long-term debt	—	—	60,000	—
Cash paid for debt issuance and other financing costs	—	—	(1,350)	—
Proceeds from term loans, net of deferred financing costs	15,884	4,919	70,590	44,163
Payments on long-term debt	(9,203)	(5,844)	(275,243)	(24,891)
Payments on capital lease obligations	—	—	—	(5)
Dividends and dividend equivalents paid	(18)	—	(30,241)	—
Proceeds from exercise of stock options	170	—	170	124
Proceeds from issuance of common stock	—	—	—	727
Common stock repurchases for tax withholdings of net settlement equity awards	—	(102)	(356)	(193)
Excess tax benefits from stock option exercises	—	4,147	—	4,147
Payments of deferred offering costs	—	(5,026)	—	(5,026)
Distributions to noncontrolling interests	(27,483)	(19,477)	(94,468)	(79,125)
Contributions from noncontrolling interests	894	3,357	7,470	7,235
Purchases of noncontrolling interests	—	(833)	(8,397)	(4,159)
Proceeds from sales of additional noncontrolling interests	28	1,341	227	1,836
Cash used in financing activities	(19,728)	(17,518)	(96,344)	(55,167)
Increase (decrease) in cash	(4,233)	1,140	9,928	29,513
Cash at beginning of year	105,149	89,848	90,988	61,475
Cash at end of year	$100,916	$90,988	$100,916	$90,988
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$4,239	$1,402	$16,095	$6,915
Cash paid for interest	6,778	10,891	32,499	42,339
Supplemental Disclosure of Non-Cash Flow Information
Tax Receivable Agreement	—	—	23,400	—
Non-Cash Dividend	—	—	26,232	—
Liability for accrued dividend equivalent payments	2,296	—	6,688	—
Contributions from noncontrolling interests in the form of a receivable	—	—	544	529
Deferred offering costs	—	—	—	509

American Renal Associates Holdings, Inc.
Unaudited Supplemental Business Metrics
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Dialysis Clinic Activity:	2016	2016	2015	2016	2015
Number of clinics (as of end of period)	214	207	192	214	192
Number of de novo clinics opened (during period)	7	5	4	20	16
Number of acquired clinics (during period)	—	1	1	2	2
Signed clinics (as of end of period)	33	33	32	33	32

Patients and Treatment Volume:
Patients (as of end of period)	14,590	14,166	13,151	14,590	13,151
Treatments	530,346	516,043	476,068	2,027,423	1,804,910
Number of treatment days	79	79	79	314	313
Treatments per day	6,713	6,532	6,026	6,457	5,766

Sources of treatment growth (year over year % change):
Non-acquired growth	10.3%	10.2%	11.2%	11.7%	11.7%
Acquired growth	1.1%	1.2%	3.0%	0.6%	3.7%
Total treatment growth	11.4%	11.4%	14.2%	12.3%	15.4%

Revenue:
Patient service operating revenues	$200,980	$194,857	$175,386	$756,329	$657,505
Patient service operating revenues per treatment	$379	$378	$368	$373	$364
Net patient service operating revenues	$199,114	$192,955	$174,211	$749,767	$652,981

Expenses:
Patient care costs (1)
Amount	$119,221	$114,209	$102,606	$447,175	$390,949
As a % of net patient service operating revenues	59.9%	59.2%	58.9%	59.6%	59.9%
Per treatment	$225	$221	$216	$221	$217

General and administrative expenses (2)
Amount	$24,235	$23,086	$20,587	$92,499	$77,250
As a % of net patient service operating revenues	12.2%	12.0%	11.8%	12.3%	11.8%
Per treatment	$46	$45	$43	$46	$43

Provision for uncollectible accounts
Amount	$1,866	$1,902	$1,175	$6,562	$4,524
As a % of net patient service operating revenues	0.9%	1.0%	0.7%	0.9%	0.7%
Per treatment	$4	$4	$2	$3	$3

Accounts receivable DSO (days)	37	37	40	37	40

Adjusted EBITDA*
Adjusted EBITDA including noncontrolling interests	$55,880	$56,154	$52,012	$212,172	$188,055
Adjusted EBITDA - NCI	$32,201	$32,532	$31,134	$123,582	$113,823

Clinical (quarterly averages):
Dialysis adequacy - % of patients with Kt/V > 1.2	98%	98%	98%	98%	98%
Vascular access - % catheter in use > 90 days	10%	11%	11%	11%	11%

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*	See reconciliation of Non-GAAP Financial Measures.

(1)

Excludes $1.9 million of stock-based compensation related to modification of options and other transactions at the time of the Company’s IPO during each of the three months ended December 31, 2016 and September 30, 2016, respectively.  For the year ended December 31, 2016, $5.3 million of similar stock-based compensation is excluded, which includes $0.1 million of stock-based compensation related to the early adoption of ASU 2016-09.

(2)

Excludes $13.4 million and $10.3 million of stock-based compensation related to modification of options and other transactions at the time of the Company’s IPO during the three months ended December 31, 2016 and September 30, 2016, respectively.  For the year ended December 31, 2016, $32.0 million of similar stock-based compensation is excluded, which includes $0.3 million of stock-based compensation related to the early adoption of ASU 2016-09. The three months and year ended December 31, 2016 also exclude $1.7 million of executive severance costs and $1.5 million of stock compensation primarily related to the departure of our chief operating officer.

American Renal Associates Holdings, Inc.
Net Income (Loss) per Share Reconciliation
(Unaudited)
(dollars in thousands except for share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Basic
Net income (loss) attributable to ARA	$(7,119)	$6,842	$(385)	$18,845
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests	6,481	—	(7,404)	—
Net income (loss) attributable to ARA for basic earnings per share calculation	$(638)	$6,842	$(7,789)	$18,845
Weighted-average common shares outstanding	30,889,677	22,209,251	28,118,673	22,153,451
Earnings (loss) per share, basic	$(0.02)	$0.31	$(0.28)	$0.85
Diluted
Net income (loss) attributable to ARA	$(7,119)	$6,842	$(385)	$18,845
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests	6,481	—	(7,404)	—
Net income (loss) attributable to ARA for diluted earnings per share calculation	$(638)	$6,842	$(7,789)	$18,845
Weighted-average common shares outstanding, basic	30,889,677	22,209,251	28,118,673	22,153,451
Weighted-average effect of dilutive securities:
Effect of assumed exercise of stock options	—	580,776	—	554,423
Weighted-average common shares outstanding, diluted	30,889,677	22,790,026	28,118,673	22,707,874
Earnings (loss) per share, diluted	$(0.02)	$0.30	$(0.28)	$0.83
Outstanding options excluded as impact would be anti-dilutive	1,277,584	117,760	572,097	58,899

American Renal Associates Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures:

(Unaudited)

(dollars in thousands)

We use Adjusted EBITDA and Adjusted EBITDA-NCI to track our performance. “Adjusted EBITDA” is defined as net income before income taxes, interest expense, depreciation and amortization, as adjusted for stock-based compensation, loss on early extinguishment of debt, transaction-related costs, income tax receivable agreement expense, certain legal matters costs, executive severance costs and management fees. “Adjusted EBITDA-NCI” is defined as Adjusted EBITDA less net income attributable to noncontrolling interests. We believe Adjusted EBITDA and Adjusted EBITDA-NCI provide information useful for evaluating our business and understanding our operating performance in a manner similar to management. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes the results of actions that are outside the operational control of management, but Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We believe Adjusted EBITDA-NCI is helpful in highlighting the amount of Adjusted EBITDA that is available to us after reflecting the interests of our joint venture partners. Adjusted EBITDA and Adjusted EBITDA-NCI are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA and Adjusted EBITDA-NCI may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and Adjusted EBITDA-NCI may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. Adjusted EBITDA and Adjusted EBITDA-NCI have limitations as analytical tools, and you should not consider these items in isolation, or as substitutes for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA-NCI:

•	do not include stock-based compensation expense;

•	do not include transaction-related costs;

•

do not include depreciation and amortization—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and ability to generate profits;

•	do not include interest expense—as we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;

•	do not include income tax receivable agreement income;

•	do not include loss on early extinguishment of debt;

•	do not include costs related to certain legal matters;

•	beginning with the three months ended December 31, 2016, do not include executive severance costs;

•	do not include management fees;

•	do not include certain income tax payments that represent a reduction in cash available to us; and

•	do not reflect changes in, or cash requirements for, our working capital needs.

In addition, Adjusted EBITDA is not adjusted for the portion of earnings that we distribute to our joint venture partners.

You should not consider Adjusted EBITDA and Adjusted EBITDA-NCI as alternatives to income from operations or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as alternatives to cash provided by operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity. This presentation of Adjusted EBITDA and Adjusted EBITDA-NCI may not be directly comparable to similarly titled measures of other companies, since not all companies use identical calculations.

We use Adjusted net income attributable to American Renal Associates Holdings, Inc. because it is a useful measure to evaluate our performance by excluding the impact of certain items that we believe are not related to our normal business operations and/or are a result of changes in our liabilities from period to period. See the notes to the tables below for further explanation of the exclusion of certain items. By excluding these items we believe Adjusted net income allows us and investors to evaluate our net income on a more consistent basis. “Adjusted net income attributable to American Renal Associates Holdings, Inc.” is defined as Net income (loss) attributable to American Renal Associates Holdings, Inc. plus or minus, as applicable, income tax receivable agreement income/expense, accounting changes in fair value of non-controlling interest puts, certain legal matter costs, executive severance costs, and share-based compensation due to option modifications and other transactions at the time of the Company’s initial public offering, net of taxes. We use the Adjusted weighted average number of diluted shares to calculate Adjusted net income attributable to American Renal Associates Holdings, Inc. per share. The Adjusted weighted average number of diluted shares outstanding is calculated using the treasury method as if certain unvested in-the-money options subject to a contingency are treated as being vested to provide investors with a calculation of the fully-diluted number of shares assuming certain pre-IPO options vest.

We use Adjusted cash provided by operating activities less distributions to NCI because it is a useful measure to evaluate the cash flow that is available to the Company for investment in property, plant and equipment, debt service, growth and other general corporate purposes. “Adjusted cash provided by operating activities less distributions to noncontrolling interests” is defined as cash provided by operating activities plus transaction-related expenses less distributions to noncontrolling interests.

We use Adjusted owned net debt because it is a useful metric to evaluate the Company’s share of interests in the cash on our consolidated balance sheet and the debt of the Company. “Adjusted owned net debt” is defined as Debt (other than clinic-level debt) plus Clinic-level debt guaranteed by our wholly owned subsidiaries of American Renal Associates Holdings, Inc. less Cash (other than clinic-level cash) less the Company’s pro rata interest in Clinic-level cash.  “Owned Net Leverage” is defined as the ratio of Owned Net Debt to our trailing twelve months Adjusted EBITDA less NCI.

The following table presents the reconciliation from net income to Adjusted EBITDA and Adjusted EBITDA-NCI for the periods indicated:

	(Unaudited)		(Unaudited)
Reconciliation of Net income to	Three Months Ended		Year Ended
Adjusted EBITDA:	December 31,		December 31,
	2016	2015	2016	2015
Net income	$16,560	$27,720	$88,205	$93,077
Interest expense, net	7,362	10,761	35,933	45,400
Income tax expense (benefit)	(2,166)	3,552	(753)	12,373
Depreciation and amortization	9,246	9,004	33,862	31,846
Transaction-related costs	-	(19)	2,239	2,086
Loss on early extinguishment of debt	-	-	4,708	-
Income tax receivable agreement expense (income)	3,444	-	(1,286)	-
Certain legal matters (1)	2,737	-	6,779	-
Executive severance costs (2)	1,650	-	1,650	-
Stock-based compensation	17,047	399	40,298	1,451
Management fee	-	595	537	1,822
Adjusted EBITDA (including noncontrolling interests)	$55,880	$52,012	$212,172	$188,055
Less: Net income attributable to noncontrolling interests	(23,679)	(20,878)	(88,590)	(74,232)
Adjusted EBITDA-NCI	$32,201	$31,134	$123,582	$113,823

_____________________

(1)

Certain legal matters costs include professional fees and other expenses associated with the Company’s handling of, and response to, the UnitedHealth litigation, the SEC inquiry, the CMS request for information, the securities litigation, and the Company’s internal review and analysis of factual and legal issues relating to the aforementioned matters as described in our Form 10-K for the year ended December 31, 2016. We have excluded these costs because they represent unusual fees and expenses that we believe are not related to the usual operation of our business.

(2)	Represents executive severance costs primarily related to the departure of our chief operating officer.

The following table presents the reconciliation from Net income attributable to American Renal Associates Holdings, Inc. to Adjusted net income attributable to American Renal Associates Holdings, Inc. for the periods indicated:

(dollars in thousands, except per share data)

Reconciliation of Net Income Attributable to American Renal Associates Holdings, Inc. to Adjusted Net Income Attributable to American Renal Associates Holdings, Inc.:

(Unaudited)
Three Months
Ended
December 31,
2016
Net income (loss) attributable to ARA	$(7,119)
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests	6,481
Net income attributable to ARA for basic earnings per share calculation	$(638)

Adjustments:
Share-based compensation due to option modification and IPO transactions (1)	16,825
Certain legal matters (2)	2,737
Executive severance costs (3)	1,650
Total pre-tax adjustments	$21,212
Tax effect	8,797
Income tax receivable agreement expense	3,444
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests (4)	6,481
Total adjustments, net	$9,378
Adjusted net income attributable to ARA	$8,740

Basic shares outstanding	30,889,677
Adjusted effect of dilutive stock options (5)	3,013,071
Adjusted weighted average number of diluted shares used to compute adjusted net income attributable to ARA per share (5)	33,902,748
Adjusted net income attributable to ARA per share	$0.26

______________________________________

(1)

Share-based compensation due to option modification and other transactions at the time of the IPO which will be expensed within 12 months after the IPO have been excluded since they arose based on transactions that are not expected to occur in the future. Also includes option modification costs related to executive severance agreements.

(2)

Certain legal matters costs include professional fees and other expenses associated with the Company’s handling of, and response to, the UnitedHealth litigation, the SEC inquiry, the CMS request for information, the securities litigation, and the Company’s internal review and analysis of factual and legal issues relating to the aforementioned matters as described in our Form 10-K for the year ended December 31, 2016. We have excluded these costs because they represent unusual fees and expenses that are not related to the usual operation of our business.

(3)	Represents executive severance costs primarily related to the departure of our chief operating officer.

(4)	Changes in fair values of contractual noncontrolling interest put provisions are related to certain put rights that may be accelerated as a result of the IPO.

(5)

Adjusted weighted average number of diluted shares outstanding calculated using the treasury method as if 2.5 million shares related to unvested in-the-money options subject to a contingency are vested.

American Renal Associates Holdings, Inc.
Unaudited Supplemental Cash Flow
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
Cash provided by operating activities	$30,308	$29,076	$172,211	$133,595
Plus:
Transaction-related costs (1)	-	(19)	2,239	2,086
Adjusted cash provided by operating activities	$30,308	$29,057	$174,450	$135,681
Distributions to noncontrolling interests	(27,483)	(19,477)	(94,468)	(79,125)
Adjusted cash provided by operating activities less distributions to NCI	$2,825	$9,580	$79,982	$56,556

Capital expenditure breakdown:
Routine and maintenance capital expenditures	$4,535	$2,788	$12,995	$10,960
Development capital expenditures	10,238	5,588	48,437	35,313
Total capital expenditures	$14,773	$8,376	$61,432	$46,273

American Renal Associates Holdings, Inc.
Unaudited Supplemental Leverage Statistics
(dollars in thousands)

	As of December 31, 2016
	Total ARA	ARA "Owned"
Cash (other than clinic-level cash)	$24,226	$24,226
Clinic-level cash	76,690	40,358
Total cash	$100,916	$64,584

Debt (other than clinic-level debt)	$436,799	$436,799
Clinic-level debt	137,863	70,259
Unamortized debt discounts and fees	(4,330)	(4,330)
Total debt	$570,332	$502,728

Net debt (total debt - total cash)		$ 438,144
Adjusted EBITDA less NCI, LTM		$ 123,582
Leverage ratio (2)		3.5x

_____________________________________

(1)	Transaction-related costs due to the IPO and debt refinancing, including accounting, valuation, legal and other consulting and professional fees.

(2)	Leverage ratio calculated as follows: Owned net debt divided by Adjusted EBITDA less NCI, last twelve months.

American Renal Associates Holdings, Inc. Contact:

Darren Lehrich, SVP Strategy & Investor Relations

Telephone: (978)-922-3080 x134; Email: dlehrich@americanrenal.com